Exhibit 99.1

Prepared Remarks of David F. Hakala and Kathleen Mack
SpatiaLight First Quarter 2007 Earnings Conference Call
May 10, 2007; 5:00pm EDT

Jeanette Long - SpatiaLight Assistant Corporate Secretary:

Thank you and good afternoon everyone. Before we get started, I must remind you that statements included in this conference call may constitute forward-looking statements in the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development and market demand and the company’s ability to obtain new contracts and other factors. Therefore, actual results may differ materially from any financial outlook stated herein. Further information or potential factors that could affect the company’s financial results can be found in the company’s reports on Form 10K and 10Q filed with the Securities and Exchange Commission. SpatiaLight has no obligation to update the information provided on this call to reflect subsequent events.

In a moment, Kathleen Mack, our Director of Accounting and Finance, will provide you with a detailed review of our financial results for the quarter. First, though, to provide you with some context for those results, I’ll yield the floor to our Chairman and CEO, Dr. David F. Hakala. Dave?

David F. Hakala - Chairman and Acting Chief Executive Officer:

Thanks, and welcome everyone.

As a result of LGE’s decision to exit the RPTV business, the Company has redirected its efforts from a singular focus on LGE as a customer and on rear projection TV as its only product. I will update you later on how we are progressing. However, I will state here that we believe that LGE has breached its contract with SpatiaLight and we are in discussions to see if a mutually acceptable resolution can be found. In the event that we do not reach a mutually acceptable solution, we will proceed with whatever legal remedies are necessary to resolve what we believe to be a series of breaches. Based on inquiries made of the Company, we believe this is a topic of interest to the SpatiaLight investor community. However, since we are in the midst of discussions it is inappropriate to comment further at this time, other than to acknowledge that it is an issue of serious concern to management and that we are addressing it appropriately.

Another key issue is that of financing. On April 26, 2007 we entered into agreements with Investors to do essentially two things. One was to effectively rescind provisions of two prior financings. This was done by setting up an Escrow into which the Investors delivered a total of over 4 million shares remaining from the prior financings held by them, and into which SpatiaLight issues shares as needed to provide settlement proceeds of a fixed dollar amount to the Investors through the sale of shares from the Escrow. I will discuss shortly benefits to the Company. Coupled with this is an Equity Credit Agreement for providing proceeds from the sale of Common Stock up to a total of $15.4 million whereby the Company can sell shares at its option to the investors, with the first $3.7 million of shares being sold at market price, and the balance of the agreement being sold at a 5% discount to market price. There are no warrants being issued in connection with this financing. We believe that this recent financing helps the Company greatly from several perspectives. First and foremost, it provides us with the ability to obtain funding on an ongoing basis. This will enable us to execute our plans to develop and bring new products to market and to acquire new customers. The financing is structured so that use of the equity credit agreement is at the Company’s option. Successful execution of our plans is expected to give rise to positive news for the Company, and support an increasing share price. Secondly, by doing this deal we have removed the negative covenants that existed in previous equity financings done in November of 2006 and February of 2007 that placed serious restrictions on our ability to finance ourselves through the sale of equity without the obtaining of waivers. Next, we have eliminated all liabilities for liquidated damages and registration rights obligations associated with these financings. Finally, we have received back, for cancellation, 4.8 million warrants issued under these prior agreements, in addition to the shares delivered to Escrow by the investors.

The other topic of much discussion is that of listing and delisting of the stock. As you know, we are currently traded on the NASDAQ Capital market under the HDTV symbol. As disclosed previously, we have received delisting notices for reasons of market capitalization value below $35 million, and share price below $1.00. SpatiaLight has requested a hearing to appeal this initial determination and one has been granted in early June. We will present our case in a confidential setting regarding activities in which we are engaged to improve our situation and to bring and maintain the Company in compliance with the marketplace rules. Until a final determination is made we expect to continue to be traded on the NASDAQ Capital market. In the event a negative final determination is made, we will take the necessary actions to list the Company on the NASDAQ OTC Bulletin Board system to provide continuity of trading and liquidity for SpatiaLight shareholders.

I will discuss the status of our business initiatives later in the call. But first, Kathleen will now give us an overview of the financial results for the quarter ended March 31, 2007. OK, Kathleen?

Kathleen Mack - Director of Accounting and Finance

Financial results for the first quarter ended March 31st, 2007, as reported in our Form 10-Q filed today with the SEC, were as follows:

Revenues for the quarter ended March 31, 2007 were approximately $46,000 compared to approximately $86,000 for the first quarter 2006. Our revenues were from the sale of LCoS imager sets largely to meet the demands of LG Electronics. Revenue for the first quarter 2007 decreased from the first quarter of 2006 due to significantly reduced demand from LGE. We were informed in March 2007 by LGE that it intended to discontinue production of rear projection televisions, continuing their emphasis on flat panel display televisions. The sales experienced during the first quarter 2007 were due to LGE completing televisions already in production in their manufacturing facility. We do not expect significant future sales to LGE.

Gross margin for the quarter ended March 31, 2007 was approximately negative $702,000 compared to approximately negative $1,463,000 for 2006. The first quarter of both periods includes the costs to operate our South Korean manufacturing facility. We have reduced staffing in our South Korean manufacturing facility during the first quarter 2007 in light of significantly reduced sales and our expectations of reduced future sales in the near-term. Additionally, cost of revenue during the first quarter of 2006 includes a reserve of approximately $413,000, which was recorded to reserve the remaining value of our T-1 LCoS set inventory as well as a percentage of our light engine inventory.

Selling, general and administrative expenses were approximately $1,262,000 for the quarter ended March 31, 2007 compared to approximately $2,640,000 for the same period in 2006. S, G&A expenses included administrative costs associated with both our US and Korean facilities. The cost reductions include reductions in staffing as well as reduced legal, accounting, consulting and other general and administrative expenses.

Research and development expenses were approximately $294,000 for the first three months of 2007 versus approximately $242,000 for the same period in 2006. The slight increase is a result of increased spending related to our agreements with Deocom, Foreal and the Joint Development Agreement with SI Infocomm and SCRAM Technologies.

We recorded an impairment loss of $1.4 million during the first quarter of 2007 in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” based upon the estimated fair value of the building. Because we deemed the loss of LGE as a customer a significant change in circumstances, we are required by SFAS 144 to perform an impairment analysis, based on undiscounted cash flows. The fair value of the building and equipment were estimated based on a preliminary appraisal which took into account the building’s overall structure, used materials, and current condition. Based upon this appraisal, the building’s fair value was less than the net book value and resulted in an impairment loss of $1.4 Million.

Interest expense was approximately $2,177,000 for the first three months of 2007, compared to approximately $1,296,000 for the same period in 2006, of which non-cash based interest expense of $1.9 Million and $1.0 Million respectively represents the amortization of note discounts and other financing costs. The first quarter of 2007 includes approximately $1.3 million of one-time non-cash expense associated with obtaining waivers for certain contractual provisions from our September and November 2006 investors. Cash based interest expense represents interest related to our outstanding long and short term notes.

Net loss was approximately $5,885,000 or $0.13 per share for the first quarter of 2007 versus approximately $5,633,000 or $0.15 per share for the first quarter of 2006.

We ended the quarter with $54,805 in cash and cash equivalents.

As of March 31, 2007, we had 47,773,092 common shares issued and outstanding.

Dave, your further comments?

David F. Hakala - Chairman and Acting Chief Executive Officer:

With the first quarter of 2007 finished, I would like to review where we stand with respect to the business initiatives discussed on the last conference call in March of 2007.

As we announced in January, we have developed a relationship with DeoCom of South Korea and, on March 9, 2007 entered into a Purchase Agreement with them. Subsequently we received the first purchase order for 1,000 units against this Purchase Agreement for delivery later this year, however, Deocom has accelerated some of these deliveries. We have begun production of our LCoS microdisplays for use in these Head Mounted Display units, and have started shipping initial units in April. Technically, this product is similar to our current T3, but with some modifications to the LCoS cell, it allows for a faster response time. Drive circuitry and firmware modifications enable single panel field sequential color operation. DeoCom, founded in Korea in 2000, is a developer and manufacturer of innovative near-to-eye (NTE) display products and is focused on selling near-to-eye high resolution display products into the consumer and professional markets. DeoCom introduced its first model of head mounted NTE displays in Korea in July of 2001, and continues to be a leader in the industry. We expect Deocom to be selling this product to commercial and military customers shortly, and also understand they will be demonstrating this product in the near future to well known Tier 1 US companies in the gaming, personal computer and personal mobile electronics industries.

Previously, on February 5, 2007, we signed a Memorandum of Understanding with Foreal Spectrum, Inc. of San Jose for the development and marketing of the first-ever 1920 x 1080p Light Emitting Diode (LED) based LCoS light engine. We expect that this product, with its long life and other positive characteristics, will be of interest to TV makers as well as other commercial display makers and distributors. We expanded this relationship with a Joint Marketing Agreement between SpatiaLight and Foreal. The light engine will primarily be marketed to OEM’s of rear projection televisions (RPTVs) and front projectors. The initial targeted customers include two large Tier 1 US companies along with a number of China TV makers. A second generation of prototype has been constructed and demonstrations to customers have begun. With the next prototype version we expect all performance goals to be met.

We have been designing a 0.33” SVGA microdisplay for the SpatiaLight/SI Infocomm/SCRAM consortium. This class of LCoS imager is targeted for use in micro-projectors which is believed by many to be an important, new, high growth product category. While this market is not yet established, it is believe that it will reach levels of several millions to tens of millions of units annually. The micro-projector serves as an accessory when coupled with other portable and wireless devices to enable a relatively large and high resolution image for both individual or small group viewing. While being an important product category of its own, the micro-projector is a step along the evolution to micro-projectors directly embedded in mobile electronics devices (as are cameras in many cell phones today). The key demands of miniaturization and cost compression require additional development efforts, with the reward being very high volume opportunities. We have completed the design phase of this product and are now in the tapeout and sample fabrication stage. We expect to complete prototypes of the micro-projector by the end of the quarter. We have been in discussions with a Tier 1 consumer electronics company and believe that upon completion of a successful prototype that business opportunities will move forward.

We are continuing to work with China TV makers such as KHD on opportunities to utilize our current T3 1920x1080 product, possibly employing the LGE engine design in 71” and 62” LCoS RPTV product. We are also exploring opportunities with other Asian OEMs. In addition to RPTV product and other micro-projector types of product, we are looking at co-developing a Heads Up Display (HUD) prototype for potential sale to Tier 1 automotive industry players in both Japan and Korea.

So to sum it up, while we continue to seek to acquire customers for our core projection product, in parallel we have also made progress in our effort to provide a new direction for the Company through developing new products and addressing new market segments.

We have started delivery, although in low volumes, against our Purchase Order with Deocom. We are optimistic about the micro-projector category, and are progressing to our goal of a prototype by the end of the second quarter. Foreal’s LED based light engine is nearing commercial performance, and demonstrations have with customers have started.

We have obtained financing that will allow us to focus more of our management effort on the business and on executing our business improvement initiatives. We continue to believe that LCoS is an amazing technology and our ability to manufacture LCoS imagers and actively participate in product design and integration of our technology will help us gain traction in the marketplace. I thank you for listening.